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                                                                      EXHIBIT 10

                               ASSET PURCHASE AGREEMENT


    THIS AGREEMENT, dated as of July 16, 1997, is made between and among CHILDREN'S BROADCASTING CORPORATION, a Minnesota corporation (referred to herein as "CBC"); CHILDREN'S RADIO OF CHICAGO, INC., a Minnesota corporation ("CRC"), CHILDREN'S RADIO OF DALLAS, INC., a Minnesota corporation ("CR Dallas"), CHILDREN'S RADIO OF DETROIT, INC., a Minnesota corporation ("CR Detroit"), CHILDREN'S RADIO OF GOLDEN VALLEY, INC., a Minnesota corporation ("CRGV"), CHILDREN'S RADIO OF HOUSTON, INC., a Minnesota corporation ("CRH"), CHILDREN'S RADIO OF KANSAS CITY, INC., a Minnesota corporation ("CRKC"), CHILDREN'S RADIO OF LOS ANGELES, INC., a Minnesota corporation ("CRLA"), CHILDREN'S RADIO OF MILWAUKEE, INC., a Minnesota corporation ("CR Milwaukee"), CHILDREN'S RADIO OF MINNEAPOLIS, INC., a Minnesota corporation ("CR Minneapolis"), CHILDREN'S RADIO OF NEW YORK, INC., a New Jersey corporation ("CRNY"), CHILDREN'S RADIO OF PHILADELPHIA, INC., a Minnesota corporation ("CR Philadelphia"), and CHILDREN'S RADIO OF PHOENIX, INC., a Minnesota corporation ("CR Phoenix"), CHILDREN'S RADIO OF TULSA, INC., a Minnesota corporation ("CRT") (CRC, CR Dallas, CR Denver, CR Detroit, CRGV, CRH, CRKC, CRLA, CR Milwaukee, CR Minneapolis, CRNY, CR Philadelphia, CR Phoenix and CRT are sometimes collectively referred to herein as the "Asset Subsidiaries"); KAHZ-AM, INC. ("KAHZ-AM"), KCNW-AM, INC. ("KCNW-AM"), KIDR-AM, INC. ("KIDR-AM"), KKYD-AM, INC. ("KKYD-AM"), KMUS-AM, INC. ("KMUS-AM"), KPLS-AM, INC. ("KTEK-AM"), KTEK-AM, INC. ("KTEK-AM"), KYCR-AM, INC. ("KYCR-AM"), WAUR-AM, INC. ("WAUR-AM"), WCAR-AM, INC. ("WCAR-AM"), WJDM-AM, INC. ("WJDM-AM"), WPWA-AM, INC. ("WPWA-AM"), WWTC-AM, INC. ("WWTC-AM"), and WZER-AM, INC. ("WZER-AM"), all Minnesota corporations (KAHZ-AM, KCNW-AM, KIDR-AM, KKYD-AM, KMUS-AM, KPLS-AM, KTEK-AM, KYCR-AM, WAUR-AM, WCAR-AM, WJDM-AM, WPWA-AM, WWTC-AM and WZER-AM are sometimes collectively referred to herein as the "License Subsidiaries"; the Asset Subsidiaries and the License Subsidiaries are sometimes collectively referred to herein as the "Subsidiaries"; and CBC and

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the Subsidiaries are sometimes collectively referred to herein as the
"Sellers"); and GLOBAL BROADCASTING COMPANY, INC., a Delaware corporation (the "Buyer"); and

                                W I T N E S S E T H :

    THAT, WHEREAS, CBC is the owner and holder of 100% of the issued and outstanding stock of the Asset Subsidiaries; and

    WHEREAS, each of the Asset Subsidiaries is the owner of all the assets of the radio station indicated below licensed to the community listed below (collectively referred to herein as the "Stations"), except for the Federal Communications Commission (the "FCC" or the "Commission") licenses, permits or authorizations issued with respect to the Stations, and are the owners and holders of 100% of the issued and outstanding stock of the License Subsidiary designated by the respective Station's call letters:

                   KAHZ(AM)       Fort Worth, Texas
                   KCNW(AM)       Fairway, Kansas
                   KIDR(AM)       Phoenix, Arizona
                   KKYD(AM)       Denver, Colorado
                   KMUS(AM)       Muskogee, Oklahoma
                   KPLS(AM)       Orange, California
                   KTEK(AM)       Alvin, Texas
                   KYCR(AM)       Golden Valley, Minnesota
                   WAUR(AM)       Sandwich, Illinois
                   WCAR(AM)       Livonia, Michigan
                   WJDM(AM)       Elizabeth, New Jersey
                   WPWA(AM)       Chester, Pennsylvania
                   WWTC(AM)       Minneapolis, Minnesota
                   WZER(AM)       Milwaukee, Wisconsin; and

    WHEREAS, the License Subsidiaries are the FCC licensees of the Stations;
and

    WHEREAS, subject to and conditioned upon the consent of the FCC, the Sellers desire to sell and transfer and Buyer desires to purchase and acquire the Stations and certain of the tangible and intangible assets of the Sellers used or held for use in connection with the operation of the Stations, all as is more fully described below.

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    NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, the parties hereto hereby agree as follows:

                                      ARTICLE 1
                             SALE AND TRANSFER OF ASSETS

    At closing of the transaction described herein ("Closing"), the Sellers shall sell, convey, assign, transfer and deliver to Buyer, free and clear of any lien, encumbrance, interest, reservation, restriction, mortgage or security interest of any nature whatsoever, except as expressly provided herein, all the material assets of the Sellers described below used or held for use in connection with the operation of the Stations (collectively, the "Acquired Assets"):

1.1. All licenses, permits and authorizations ("Licenses") issued by the Commission for the operation of or used in connection with the operation of the Stations, all of which are listed on SCHEDULE A attached hereto;

1.2. All of the Sellers' real property interests relating to the operation of the Stations including that described in SCHEDULE B attached hereto ("Real Property");

1.3. All tangible personal property owned by the Sellers used or held for use in the operation of the Stations listed on SCHEDULE C attached hereto, and any replacements therefor or improvements thereof acquired or constructed prior to Closing ("Personal Property");

1.4. All of the Sellers' rights and benefits under the business agreements, leases and contracts listed on SCHEDULE D attached hereto, including any renewals, extensions, amendments or modifications thereof, and any additional agreements, leases and contracts made or entered into by the Sellers in the ordinary course of business between the date of such Schedule and the Closing approved in writing by Buyer or otherwise permitted hereunder ("Leases and Agreements");

1.5. All other licenses, permits or authorizations issued by any government or regulatory agency other than the FCC, which are used in connection with the operation of the Stations, all of which are listed on Schedule A ("Permits");

1.6. All right, title and interest of the Sellers in and to the use of the call letters for the Stations (referred to herein as the "Call Letters"), to the extent they can be conveyed; together with all common law property rights, goodwill, copyrights, trademarks, service marks, trade names and other similar rights used in connection with the operation of the Stations, including all accretions thereto, listed on SCHEDULE E attached hereto ("General Intangibles");

1.7. All of the Subsidiaries' magnetic media, electronic data processing files, systems and computer programs, logs, public files, records required by the FCC, vendor contracts, supplies, maintenance records or similar business records relating to or used in connection with the operation of the Stations, but not including records pertaining to corporate affairs (including tax records) and original journals, provided copies are supplied to Buyer. The Sellers shall have reasonable access to all such records which might be in the possession of Buyer for a period of two (2) years following the Closing, and shall, at its own expense, have the right to make copies thereof; and

1.8. Subject to closing of the contemplated acquisition of the assets and licenses of radio station KMUS(AM), Muskogee, Oklahoma pursuant to that purchase agreement between CBC and Oklahoma Sports Properties, Inc., dated December 31, 1996 (the "KMUS Purchase Agreement"), which Purchase Agreement was subsequently assigned to CRT, which is listed on Schedule D attached

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     hereto among the Agreements to be assigned to and assumed by Buyer, the assets acquired by CRT shall be among the Acquired Assets, and the Schedules hereto shall be revised accordingly.


                                      ARTICLE 2
                             PURCHASE PRICE AND PAYMENTS

2.1. PURCHASE PRICE. As the purchase price for the Assets, Buyer agrees to pay to the Sellers the sum of Seventy-two Million Five Hundred Thousand and no/100 Dollars ($72,500,000.00), subject for adjustment as provided herein.

2.2. METHOD OF PAYMENT OF PURCHASE PRICE. The purchase price shall be paid as follows:

     2.2.1. EARNEST MONEY ESCROW. An aggregate amount of Three Million Five Hundred Thousand and no/100 Dollars ($3,500,000.00) (the "Escrowed Funds") shall be paid into escrow, Five Hundred Thousand and no/100 Dollars ($500,000.00) on July 30, 1997, and Three Million and no/100 Dollars ($3,000,000.00) on August 13, 1997, all pursuant to the terms of that Escrow Agreement (the "Escrow Agreement") a copy of which is attached hereto as EXHIBIT A.

     2.2.2. CASH PAYMENT AT CLOSING. The entire purchase price payable hereunder, including the Escrowed Funds, shall be payable in cash at Closing, subject to adjustment or allocation as provided herein.

2.3. ADJUSTMENTS AND PRORATIONS. The operations of the Stations and the income and expenses attributable thereto up to 12:01 A.M. on the day of the Closing (the "Adjustment Time"), shall, except as otherwise provided in this Agreement, be for the account of the Sellers and thereafter shall be for the account of Buyer. Expenses such as power and utility charges, lease rents, property taxes according to year of payment, frequency discounts, annual license fees (if any), wages, commissions, payroll taxes, and other fringe benefits of employees of the Sellers who enter the employment of the Buyer, and similar deferred items shall be prorated between the Sellers and the Buyer. Prepaid deposits shall not be prorated but shall remain the property of the Sellers. Employees' employment with the Sellers shall be terminated as of the Closing Date, and Buyer shall employ employees of its choice from and after said date upon terms acceptable to Buyer and such employees. Any prorations shall be made and paid insofar as feasible at the Closing, with a final settlement within ninety (90) days after the Closing.

2.4. KMUS ADJUSTMENT. If for any reason the transactions contemplated under the KMUS Purchase Agreement do not close prior to the Closing of the transaction contemplated hereunder, Buyer shall have the option of either:

     a. accepting Sellers' rights under the KMUS Purchase Agreement without any adjustment to the purchase price payable hereunder, or

     b. amending this Agreement to exclude the KMUS Purchase Agreement and any rights of Sellers associated therewith from the Acquired Assets and adjusting the purchase price payable hereunder by the amount of Four Hundred Thousand and no/100 Dollars ($400,000.00).

     Buyer must notify CBC as to which option it intends to elect no later than ten (10) days after receipt of the FCC's first grant of an approval to an assignment of any of the Licenses or it will be deemed to have exercised the option described at subparagraph (a) above.

2.5. PARTIAL CLOSING ADJUSTMENTS. Further adjustments to the purchase price payable hereunder may be made pursuant to the provisions of Sections 7.3 and 8.6 below.

2.6. ASSUMED LIABILITIES. Except as expressly provided for in this Agreement or the Leases and Agreements listed on the Schedules hereto, at the Closing Buyer shall not assume, incur or be charged with, in connection with the transactions herein contemplated, any liabilities or obligations of any nature whatsoever, contingent or otherwise. Without limitation of the foregoing, Buyer shall not assume any obligations to the Stations' employees under any employee benefit plans or employment contracts.

2.7. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Acquired Assets by Buyer and the Sellers as set forth in the attached SCHEDULE F. The values of the Acquired Assets with respect to each of the Stations are set forth with an aggregate allocation value as to all Acquired Assets associated with the operation of each of the Stations set out thereon as the station aggregate value (the "Station Aggregate Value") for each of the Stations. Such allocation will be used for all purposes, including preparation and filing of IRS Form 8594 with respect to the transactions contemplated by this Agreement.

2.8. DAHL NON-COMPETITION AGREEMENT. In addition to the purchase price payable hereunder, Buyer agrees to enter into a Non-Competition Agreement with Seller's Chief Executive Officer, Christopher T. Dahl ("Dahl"), at Closing in the form attached hereto as EXHIBIT B (the "Non-Competition Agreement"), and CBC agrees to cause Dahl to enter into the Non-Competition Agreement at Closing.

                                      ARTICLE 3
                            THE SELLERS' REPRESENTATIONS,
                              WARRANTIES AND AGREEMENTS

     The Sellers represent, warrant and agree as follows, which representations, warranties and agreements shall be deemed to have been made again at Closing:

3.1. CORPORATE EXISTENCE AND POWERS. The Sellers, except for CRNY, are corporations organized and existing in good standing under the laws of the State of Minnesota, with full power and authority to enter into this Agreement and to enter into and complete the transactions contemplated herein; CRNY is a corporation organized and existing in good standing under the laws of the State of New Jersey, with full power and authority to enter into this Agreement and to enter into and complete the transactions contemplated herein; CRC is, and will be at the time of Closing, qualified to do business in the State of Illinois; CR Dallas is, and will be at the time of Closing, qualified to do business in the State of Texas; CR Denver is, and will be at the time of Closing, qualified to do business in the State of Colorado; CR Detroit is, and will be at the time of Closing, qualified to do business in the State of Michigan; CRH is, and will be at the time of Closing, qualified to do business in the State of Texas; CRKC is, and will be at the time of Closing, qualified to do business in the State of Kansas; CRLA is, and will be at the time of Closing, qualified to do business in the State of California; CR Milwaukee is, and will be at the time of Closing, qualified to do business in the State of Wisconsin; CRNY is, and will be at the time of Closing, qualified to do business in the State of New York; CR Philadelphia is, and will be at the time of Closing, qualified to do business in the State of Pennsylvania; and CR Phoenix is, and will be at the time of Closing, qualified to do business in the State of Arizona; CRT is, and will be at the time of Closing, qualified to do business in the State of Oklahoma; all required corporate actions have been taken by the Sellers to make and carry out this Agreement, which is a valid and binding obligation of Sellers and which is enforceable in accordance with its terms; the execution of this Agreement and the completion of the transactions herein involved will not result in the violation of any order, license, permit, rule, judgment or decree to which any of the Sellers is subject or the breach of any contract, agreement or other commitment to which any of the Sellers is a party or by which they are bound; and, except for receipt of the Commission's Final Approval (as defined herein) with respect to the assignment of the Licenses to Buyer, no other consents of any kind are required that have not been obtained for the Sellers to make or carry out the terms of this Agreement, except with respect to those consents required of parties to Leases and Agreements listed on Schedule B or D, with respect to assignment and assumption of specific contract rights and obligations and the consent of CBC's shareholders. The Sellers shall use their best efforts to obtain third party consents with respect to any of the Leases and Agreements designated by Buyer and the Sellers as "material", to the extent required by such documents. Buyer shall cooperate with the Sellers in obtaining all such required consents.

3.2. LICENSES AND PERMITS. Each of the License Subsidiaries is the holder of the Licenses indicated on Schedule A, all of which are valid, in full force and effect and which have been unconditionally issued for the full license term, subject to such pending renewal applications as are indicated on such Schedule A. The Licenses constitute all of the licenses, grants, permits, waivers and authorizations issued by the FCC and required for and/or used in the operation of the Stations as they are currently being operated. Each License Subsidiary is fully qualified to hold its Licenses. All ownership and employment reports, renewal applications, and other reports and documents required to be filed for the Stations have been properly and timely filed. The Stations are operating in accordance with the Licenses, and in compliance with the Communications Act of 1934, as amended, and the rules and regulations of the Commission, including, without limitation, those regulations governing the Stations' equal employment opportunity practices and public files, and any other applicable laws, ordinances, rules and regulations. The Licenses are unimpaired by any act or omission of Sellers or their officers, directors, employees and agents and Sellers will not, without Buyer's prior written consent, by an act or omission, surrender, modify, forfeit or fail to seek renewals on regular terms, of any License, or cause the Commission or other regulatory authority to institute any proceeding for the cancellation or modification of any such License, or fail to prosecute with due diligence any pending application to the Commission or other regulatory authority. There is not now pending, or to the best of Sellers' knowledge threatened, any action by or before the Commission or other regulatory authority to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the Licenses, or any investigation, order to show cause, notice of violation, notice of inquiry, notice of apparent liability or of forfeiture or complaint against the Stations or Sellers, and Sellers have no knowledge of any basis for the commencement of any such proceeding in the future. Should any such action or investigation be commenced, order or notice be released, or complaint be filed, Sellers will promptly notify Buyer and take all actions necessary to protect the Stations and the Licenses from any material adverse impact.

3.3. ACQUIRED ASSETS. The Acquired Assets to be transferred to Buyer at Closing represent all the assets necessary for the Stations' current and continuing operations; until Closing, none of the Acquired Assets will be sold, leased or otherwise disposed of unless replaced by a similar asset of equal or greater value, and, at Closing, all of the Acquired Assets shall be owned by and transferred by the Sellers to Buyer free and clear of all liens, encumbrances, interests or restrictions of any kind whatsoever excepting only those obligations, liens or encumbrances expressly provided to be assumed by Buyer herein or the Leases and Agreements listed on Schedule B or D. The Acquired Assets have been maintained in good condition, subject to normal wear and tear.

3.4. CONTRACTS, LEASES, AGREEMENTS, ETC. Each of the Leases and Agreements are in full force and effect, and there are no outstanding notices of cancellation, acceleration or termination in connection therewith except as noted upon Schedule B or D. Sellers are not in breach or default in connection with any of the Leases and Agreements and, to the best of Sellers' knowledge, there is no basis for any claim, breach or default with respect to Sellers or any other party under any of said Leases and Agreements. Sellers have made available to Buyer true and correct copies of all agreements and instruments listed on Schedule D. On the Closing Date there will be no Leases or Agreements relating to the Stations (not including this Agreement) which will be binding on the Buyer other than those specifically identified herein, including the Schedules attached hereto, as assumed by Buyer, or as otherwise approved in writing by Buyer.


3.5. LITIGATION. Except as set forth on SCHEDULE G, no strike, labor dispute, investigation, litigation, court or administrative proceeding is pending or, to the best of Sellers' knowledge, threatened against the Sellers relating to the Stations, their employees or any of the Acquired Assets which may result in any change in the business, operations, assets or financial condition of the Stations or may materially affect Buyer's use and enjoyment of the Acquired Assets, or which would hinder or prevent the consummation of the transaction contemplated by this Agreement, and the Sellers know of no basis for any such possible action.

3.6. HAZARDOUS WASTE. As of now and as of the Closing Date, Sellers have not participated in nor approved, nor has there occurred any production, disposal or storage by Sellers on the Real Property of any hazardous waste or toxic substance, nor, to the best of their knowledge, does such waste or substance exist on the Real Property (above or beneath the surface), nor is there any proceeding or inquiry, by any governmental authority (federal or state) with respect to the presence of such waste or substance on the Real Property to the best of the Sellers' knowledge, nor are there any underground storage tanks on the Real Property, to the best of Sellers' knowledge, all except as shown on SCHEDULE H attached hereto. "Hazardous waste" shall consist of the substances defined as "hazardous substances," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 USC Section 9601, et seq., or in the Hazardous Materials Transportation Act, 49 USC Section 1801, et seq., or in the Resources Conservation and Recovery Act, 42 USC Section 6901, et seq.

3.7. INSURANCE. Until Closing, the Sellers shall keep the Acquired Assets insured against loss or damage by fire or from other causes customarily insured against by other radio stations similarly situated consistent with past practices, and has provided Buyer with an abstract of such casualty insurance coverage.

3.8. ACCESS TO INFORMATION. The Sellers shall give Buyer and its representatives reasonable access during normal business hours throughout the period prior to Closing to the operations, properties, books, accounting records, contracts, agreements, leases, commitments, programming, technical and sales records and other records of and pertaining to the Stations; provided, however, such access shall not disrupt the Sellers' normal operation. The Sellers shall furnish to Buyer all information concerning the Stations' affairs as Buyer may reasonably request. Buyer will maintain the confidentiality of all the information and materials delivered to it or made available for its inspection by the Sellers hereunder in accordance with that Confidentiality Agreement between CBC and Buyer, dated June 9, 1997 (the "Confidentiality Agreement").

3.9. CONDUCT OF THE STATIONS' BUSINESS. Until Closing, without the written consent of Buyer, the Sellers shall not enter into any transaction other than those in the ordinary course of the business of the Stations; no employment contract shall be entered into by the Sellers relating to the Stations unless the same is terminable at will and without penalty; no material increase in compensation payable or to become payable, to any of the employees employed at the Stations shall be made; no material change in personnel policies, insurance benefits or other compensation arrangements shall be made; and the Sellers will cause the Stations to be operated in compliance with the Licenses and Permits and all applicable laws and regulations;

     the Sellers further represent, warrant and covenant:

     (a) Between the date hereof and Closing, the Sellers shall not take any action which will prevent or impede Buyer from obtaining at the Closing the actual and immediate occupancy and possession of the Stations and all of the Acquired Assets.

     (b) On the Closing date, the Sellers will be the owner of the Acquired Assets except such of the same replaced by suitable property of no less than equivalent value in the ordinary course of business, with good and marketable title thereto, free and clear of all liens and encumbrances, except liens for current taxes and assessments not yet due and payable or to secure obligations to be assumed by Buyer hereunder pursuant to the Leases and Agreements; and that between the date of this Agreement and the Closing, there will be no more than the ordinary normal wear and tear and expendability of the Acquired Assets, and that the Acquired Assets will be in good working condition.

     (c) The Sellers do not know of any facts relating to them or the Stations which would cause (i) the applications for assignment of the Licenses to Buyer to be challenged, (ii) the Commission to deny its consent to the assignments of the Stations' Licenses to Buyer, or (iii) the Commission to grant such applications for assignment subject to material adverse conditions to Buyer.

     (d) The Sellers will have paid and discharged all taxes, assessments, excises, and levies known to the Sellers which are due and payable and have not been paid and that would interfere with the Sellers' enjoyment of the Acquired Assets.

     (e) The Sellers do not know of any facts which would cause any application for renewal of any of the Licenses to be challenged at the Commission or that would cause such renewals to be granted other than in the ordinary course for a full license term without material adverse condition.

3.10. COPYRIGHTS, TRADEMARKS AND SIMILAR RIGHTS. The call letters listed on Schedule E are the call letters used by Sellers during the radio broadcast operations of the Stations to identify each of the respective Stations to its local audience. Sellers have full right and authority from the FCC to use such call letters except as may be provided in the Agreements. Sellers have not licensed or consented to, and have no knowledge of, any other entity's or individual's use of such call letters. There is no other name, trademark, service mark, copyright, or other trade, or service right or mark currently being used in the business and operations of the Stations other than those listed in Schedule E, except those of CBC in connection with its Radio AAHS-Registered Trademark-/Aahs World Radio-SM- children's radio format. To the best of Sellers' knowledge, the operations of the Stations do not infringe on any trademark, service mark, copyright or other intellectual property or similar right owned by others.

3.12. EMPLOYEE BENEFITS.

      3.12.1. All of the Sellers' employee plans and compensation arrangements providing benefits to employees of the Stations as of the date hereof are listed and described in SCHEDULE I and copies of any such written employee plans and compensation arrangements (or related insurance policies) and any amendments thereto have been made available to Buyer, along with copies of any currently available employee handbooks or similar documents describing such employee plans and compensation arrangements. Except as disclosed in Schedule I, there is not now in effect or scheduled to become effective after the date hereof, any new employee plan or compensation arrangement or any amendment to an existing employee plan or compensation arrangement which will affect the benefits of employees or former employees of the Stations.

      3.12.2. Each of the Sellers' employee plans and compensation arrangements has been administered, without material exception, in compliance with its own terms and, where applicable, with ERISA, the Internal Revenue Code of 1986, as amended, the Age Discrimination in Employment Act and any other applicable federal or state laws.

      3.12.3. Sellers do not contribute to and are not required to contribute to any multiemployer plan with respect to its employees at the Stations except as disclosed on Schedule I.

      3.12.4. Sellers are not aware of the existence of any governmental audit or examination of any of Sellers' employee plans or compensation arrangements or of any facts that would lead them to believe that any such audit or examination is pending or threatened.

      3.12.5. Sellers acknowledge that Buyer has no obligation hereunder to offer employment to any employee of Sellers; however, Buyer shall have the right to hire such of the employees of the Stations as Buyer may select. With respect to any employee that Buyer hires, Sellers further acknowledge that Buyer shall have no obligation for, and shall not assume as part of the transaction contemplated by this Agreement, any "accrued vacation" or other accrued leave time of said employees as a consequence of their being hired by Buyer. Sellers also acknowledge that with respect to such employees as are hired by Buyer, and where any such accrued leave time exists for said employees, Sellers will retain the responsibility for any liability arising therefrom.

3.13. LABOR RELATIONS. SCHEDULE J lists the names, dates of hire and current annual salaries of all persons employed by the Sellers directly and principally in connection with the operation of the Stations. None of the Sellers is a party to or subject to any collective bargaining agreements with respect to any of the Stations. Sellers have no written or oral contracts of employment with any employee of the Stations, other than (i) oral employment agreements terminable at will without penalty, or (ii) those listed in Schedule D. The Sellers, in the operations of the Stations, have substantially complied with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination and the payment of social security and other payroll related taxes. To the best of Sellers' knowledge, there is no representation or organizing effort pending or threatened against or involving or affecting the Sellers with respect to employees employed at the Stations.

3.14 PRE-CLOSING COVENANTS. Between the date hereof and the Closing, the Sellers covenant that:

      3.14.1. FCC COMPLIANCE. The Sellers shall continue to operate the Stations in conformity with the terms of the Stations' Licenses and in conformity in all material respects with all applicable laws, regulations, rules and ordinances, including but not limited to the rules and regulations of the FCC. The Sellers shall file all reports, applications and other filings required by the FCC in a timely and accurate manner. Sellers will maintain the Licenses in full force and effect and take any action necessary before the FCC to preserve such Licenses in full force and effect without material adverse change. Sellers will not take any action that would jeopardize the License Subsidiaries' rightful possession of the Licenses, the potential for assignment of the Licenses to Buyer, or the unconditional renewal of the Licenses for full license terms.

      3.14.2. CONDUCT OF BUSINESS. The Sellers shall conduct the technical operations of the Stations in the usual and ordinary course and consistent with past practices, and shall continue all practices, policies, procedures and technical operations relating to the Stations in substantially the same manner as heretofore.

      3.14.3. MAINTENANCE OF ASSETS. The Sellers shall maintain all of the Acquired Assets in a good condition and, with respect to the Personal Property, shall maintain inventories of spare parts at levels consistent with the past practices of the Sellers and the Stations. The Sellers shall not sell, convey, assign, transfer or encumber any of the Acquired Assets, except for the retirement of tangible Acquired Assets consistent with the normal and customary practices of the Sellers and the Stations.

      3.14.4.  NO SOLICITATION.

          (a) CBC will immediately cease any existing discussions or negotiations with any third parties conducted prior to the date hereof with respect to any Acquisition Proposal (as defined below). CBC shall not, directly or indirectly, through any officer, director, employee, representative or agent, or any of the Subsidiaries, or otherwise (i) solicit, initiate, continue or encourage any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender offer), liquidation, reorganization or transactions involving CBC or any of the Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals are being referred to in this Agreement as an "Acquisition Proposal"),
               (ii) solicit, initiate, continue or engage in negotiations or discussions concerning, or provide any information or data to any person or entity relating to, or otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; PROVIDED, that nothing contained in this Section shall prevent CBC from, prior to the Closing, furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with any unsolicited Acquisition Proposal by such person or entity (including a new and unsolicited Acquisition Proposal received by CBC after the execution of this Agreement from a person or entity whose initial contact with CBC may have been solicited by CBC prior to the execution of this Agreement), and CBC may recommend such an unsolicited bona fide written Acquisition Proposal to the shareholders of CBC, if and only to the extent that (i) the Board of Directors of CBC determines in good faith (after consultation with and based upon the advice of its financial advisor and considering the effect of such Acquisition Proposal upon the employees, customers and the community) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the shareholders of CBC than this Agreement and that the person or entity making such Acquisition Proposal has the financial means, or the ability to obtain the necessary financing, to conclude such transaction (any such more favorable Acquisition Proposal is being referred to in this Agreement as a "Superior Proposal"), (ii) the Board of Directors of CBC determines in good faith (after consultation with and based upon the advice of its outside legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of such Board of Directors to its shareholders under applicable law, and (iii) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person or entity an executed confidentiality agreement with confidentiality provisions not materially less favorable to the Company than those contained in the Confidentiality Agreement. If (i) this Agreement is terminated after the occurrence of a triggering Event (as defined below), and (ii) Sellers within six (6) months after such termination either (A) consummates any Alternative Transaction (as defined below) or (B) become parties to any agreement relating to an Alternative Transaction that is thereafter consummated, then CBC shall pay Buyer a non-refundable fee of Three Million Five Hundred Thousand and no/100 Dollars ($3,500,000.00) (the "Fee") which amount shall be payable by wire transfer of same day funds on the date such Alternative Transaction is consummated.

          (b) CBC shall reimburse the Buyer in connection with any legal or other fees incurred by the Buyer in connection with the collection of the Fee from CBC.

          (c) As used herein, a "Triggering Event" shall mean any of the following:

               (i) the Board of Directors of CBC shall have withdrawn or modified its recommendation of this Agreement or shall have resolved or publicly announced its intention to do so; or

               (ii) an Alternative Transaction shall have taken place or the Board of Directors of CBC shall have recommended such an Alternative Transaction to shareholders, or shall have resolved or publicly announced its intention to recommend or engage in an Alternative Transaction; or

               (iii) a material breach by CBC of this Agreement shall have occurred, and at the time of such breach or any termination based thereon an Alternative

                        Transaction shall have been publicly announced and not absolutely and unconditionally withdrawn and abandoned; or

               (iv) CBC shall have negotiated with, furnished information to, entered into any agreement with, or consummated or recommended any transaction with, any person other than Buyer or its affiliates, based on a determination regarding a "Superior Proposal" made as described herein; or

               (v) CBC shall materially breach or fail to perform its obligations under this Section 3.14.4.

          (d) As used herein, an "Alternative Transaction" shall mean (a) any transaction or series of transactions by which any person or group (other than Buyer) acquires or would acquire shares (or securities exercisable or convertible into shares) representing 20% or more of the outstanding shares of CBC, pursuant to a tender offer, exchange offer or otherwise, (b) a merger, consolidation, share exchange, sale or substantial assets or other business combination involving CBC, (c) any other transaction or series of transactions whereby any person acquires or would acquire control of the board of directors, business or assets of CBC, or (d) any agreement with respect to any of the foregoing, which in the case of any transaction or agreement described in clauses (a) through (d) above, involves a greater value (considering the amounts payable to shareholders and all payments under employment, consulting and other arrangements in connection therewith) than the value of this Agreement.

      3.14.5. KMUS CLOSING. Sellers shall apply reasonable and diligent efforts in good faith to conclude the transaction contemplated under the KMUS Purchase Agreement prior to Closing.

3.15. NO MISLEADING STATEMENTS. To Sellers' knowledge, no statement, representation or warranty made by Sellers herein and no information provided or to be provided by Sellers to Buyer pursuant to this Agreement or in connection with the negotiations covering the purchase and sale contemplated herein contains or will contain any untrue statement of a material fact, or omits or will omit a material fact. There are no facts or circumstances known to Sellers and not disclosed herein or in the Schedules hereto that, either individually or in the aggregate, will materially adversely affect after Closing the Acquired Assets or the condition of the Stations.


                                      ARTICLE 4
                        BUYER'S REPRESENTATIONS AND WARRANTIES

      The Buyer represents and warrants as follows, which representations and warranties shall be deemed to have been made again at Closing.

4.1. CORPORATE EXISTENCE AND POWERS. Buyer is a corporation organized and existing in good standing under the laws of the State of Delaware with full power and authority to enter into this Agreement and enter into and complete the transactions contemplated herein; Buyer is, or will be at the time of Closing, qualified to do business in the States of Arizona, California, Colorado, Illinois, Kansas, Michigan, Minnesota, New Jersey, Oklahoma, Pennsylvania, Texas and Wisconsin; all required corporate action has been taken by Buyer to make and carry out this Agreement; the execution of the Agreement and, once the consent referred to in the next clause of this sentence is obtained, the completion of the transactions herein involved will not result in the violation of any order, license, permit, rule, judgment or decree to which Buyer is subject or the breach of any contract, agreement or other commitment to which Buyer is a party or by which it is bound; and except for the consent of the Commission to the assignment of the Licenses to Buyer, no other consent of any kind is required that has not been obtained for Buyer to make or carry out the terms of this Agreement.

4.2. BUYER'S QUALIFICATIONS. At Closing, Buyer will be legally and financially qualified to become the licensee of the Commission. Buyer does not know of any facts relating to it which would cause the Commission to deny its consents, or which would materially hinder or delay receipt of such consents, to the assignments of the Licenses to Buyer.


                                      ARTICLE 5
                                BREACH OF AGREEMENTS,
                            REPRESENTATIONS AND WARRANTIES

5.1. BREACH OF THE SELLERS' AGREEMENTS, REPRESENTATIONS AND WARRANTIES. The Sellers shall indemnify and hold harmless Buyer and every affiliate of Buyer and any of its or their directors, members, stockholders, officers, partners, employees, agents, consultants, representatives, transferees and assignees from and against any loss, damage, liability, claim, demand, judgment or expense, including claims of third parties arising out of ownership of the Acquired Assets or the operations of the Stations by the Sellers prior to Closing, and including without being limited to, reasonable counsel fees and reasonable accounting fees, arising out of or sustained by Buyer by reason of any material breach of any warranty, representation, covenant or agreement of the Sellers contained herein or in the Schedules attached hereto; provided, however, that such indemnification shall be required only if written notice, with respect to any matter for which indemnification is claimed, is given. Upon receipt of such written notice, the Sellers shall have the right, if it involves a liability to a third party, to defend or compromise such matter at the Sellers' sole cost and expense, and Buyer shall cooperate fully in such defense.

5.2. BREACH OF BUYER'S AGREEMENTS, REPRESENTATIONS AND WARRANTIES. Buyer shall indemnify and hold harmless the Sellers and every affiliate of Sellers and any of their directors, members, stockholders, officers, partners, employees, agents, consultants, representatives, transferees and assignees from and against any loss, damage, liability, claim, demand, judgment or expense, including claims of third parties arising out of ownership of the Acquired Assets or operations of the Stations by Buyer after Closing, and including without being limited to, reasonable counsel fees and reasonable accounting fees, arising out of or sustained by the Sellers by reason of any material breach of any warranty, representation, covenant or agreement of Buyer contained herein; provided, however, that such indemnification shall be required only if written notice, with respect to any matter for which indemnification is claimed, is given. Upon receipt of such written notice, Buyer shall have the right, if it involves a liability to a third party, to defend or compromise such matter at Buyer's sole cost and expense, and the Sellers shall cooperate fully in such defense.

5.3. SPECIFIC PERFORMANCE. The Sellers acknowledge that the Acquired Assets are unique and not readily bought or sold on the open market and, for that reason, among others, Buyer would be irreparably harmed by any breach or failure of the Sellers to consummate this Agreement, and monetary damages therefor will be highly difficult, if not wholly impossible, to ascertain. It is therefore agreed that this Agreement shall be enforceable in a court of equity by a decree of specific performance subject to the provisions of Section 3.14.4 above and Section
      8.5 below, and an injunction may be issued restraining any transfer or assignment of the Acquired Assets contrary to the provisions of this Agreement pending the determination of such controversy. The Sellers, for themselves and their successors and assigns, hereby waive the claim or defense that an adequate remedy at law exists.

                                      ARTICLE 6
                                     RISK OF LOSS

6.1. BUYER'S OPTIONS. The risk of any loss, damage or destruction to any of the Acquired Assets to be transferred to the Buyer hereunder from fire or other casualty or loss shall be borne by the Sellers at all times prior to the Closing. Upon the occurrence of any material loss or damage to any of the Acquired Assets to be transferred hereunder as a result of fire, casualty, or other causes prior to the Closing, the Sellers shall notify the Buyer of same in writing immediately, stating with particularity the reasonable estimates of the loss or damage incurred, the cause of damage, if known, and the extent to which restoration, replacement and repair of the Acquired Assets lost or destroyed is believed reimbursable under any insurance policy with respect thereto. Provided the Sellers, at their sole expense, have not repaired, restored or replaced the damaged Acquired Assets to Buyer's reasonable satisfaction by the Closing, Buyer shall have the option (but not the obligation) exercisable at the Closing to:

      (i) terminate this Agreement in which case none of the parties shall have any further liability to the other parties and all Escrowed Funds shall be returned to Buyer, except that the Sellers shall have a reasonable period of time, not to exceed one hundred twenty (120) days, to effect repairs of the damaged Acquired Assets before Buyer may exercise its option under this subparagraph 6.1 (i);

      (ii) postpone the Closing for up to one hundred twenty (120) days to allow the Acquired Assets to be completely repaired, replaced or restored, at the Sellers' sole expense, in which event the Sellers shall use their best efforts to complete such repairs; or

      (iii) elect to consummate the Closing and accept the property in its "then" condition, in which event the Sellers shall assign to Buyer all rights under any insurance claim covering the loss and pay over to the Buyer the proceeds under any such insurance policy heretofore received by the Sellers with respect thereto.


                                      ARTICLE 7
                         APPLICATION FOR COMMISSION APPROVAL

7.1. FILING AND PROSECUTION OF APPLICATION. Buyer and the Sellers shall, as soon as practicable after the date of this Agreement and in any event not later than August 15, 1997, join in applications to be filed with the Commission requesting its written consents to the assignments of the Licenses of the Stations from the License Subsidiaries to Buyer. The parties shall prepare their own portions of the applications. Buyer and the Sellers shall take all steps necessary to the expeditious prosecution of such applications to a favorable conclusion, using their best efforts throughout.

7.2. EXPENSES. The parties shall bear their own legal, accounting and other expenses in connection with the consummation of the contemplated transaction. The parties shall cooperate with the preparation of the Commission applications and in connection with the prosecution of such applications. The filing fees shall be shared equally between the Sellers on the one hand and the Buyer on the other.

7.3. DESIGNATION FOR HEARING. If, for any reason, any application for an assignment of any of the Licenses is designated for hearing by the Commission prior to grant thereof, either of the parties shall have the right by written notice within thirty (30) days of such designation for hearing, to exclude from the Acquired Assets those assets associated with the operation of the Station affected if the allegations raised relate to the other party, and the purchase price payable hereunder shall be reduced by an amount equal to the Station Aggregate Value of the affected Station.

7.4. TIME FOR COMMISSION CONSENT. Subject to the provisions of Section 7.3 above and Section 8.6 below, if the Commission has not given its written consents to the assignments of the Licenses set forth herein within nine
      (9) months from the date of acceptance for filing of the applications for such assignments, any of the parties, if not then in default, may terminate this Agreement by giving written notice to the other parties. Upon such termination, none of the parties shall have any right or liability hereunder and all Escrowed Funds shall be returned to Buyer promptly.

7.5. CONTROL OF STATIONS. Until Closing, Buyer shall not directly or indirectly, control, supervise, direct or attempt to control, supervise or direct the operations of the Stations, but such operations shall be the sole responsibility of the Sellers, subject to and consistent with all rules, regulations and policies of the FCC.


                                      ARTICLE 8
                                       CLOSING

      Subject to the terms and conditions herein stated, the parties agree as follows:

8.1. CLOSING DATE. Except as provided in Section 7.3 above and Section 8.6 below, the Closing of this Agreement shall be held at such time and date as shall be mutually agreed by the Sellers and Buyer; provided, however, that in any event Buyer must close no later than five (5) days after final Commission approval of the assignments of the Licenses and the final FCC grant of renewal of the Stations' Licenses for full terms without material adverse condition have become final, the finality of each of the assignments and renewal applications subject to waiver by Buyer ("Final Approval") and all other conditions to Closing shall have been satisfied on or before the Closing Date. (The date scheduled, or required to be scheduled for Closing hereunder is referred to herein as the "Closing Date.") Final Approval shall be the approval of the FCC to the renewal and assignment of the Licenses which are no longer subject to rehearing, reconsideration or review by the Commission or to review by any court under the Communications Act of 1934, as amended, and which action is not reversed, stayed, enjoined or set aside, and with respect to which no timely request or petition for stay, reconsideration, review or rehearing or a notice of appeal is pending and the time for such filing has expired. Closing shall take place at the offices of CBC in Minnesota.

8.2. THE SELLERS' OBLIGATIONS AT CLOSING. At Closing, the Sellers shall deliver to Buyer the following:

      (a) An Assignment of the Licenses described in Schedule A, Warranty Deeds as to the Real Property described on Schedule B and an Assignment and Bill of Sale, or similar instruments, including third party consents to all "material" Leases and Agreements, transferring to Buyer all other Acquired Assets to be transferred hereunder, free and clear of all liens, encumbrances and restrictions of any kind whatsoever, except as expressly provided for in this Agreement or in the Leases and Agreements;

      (b)  The business records described in Section 1.7;

      (c)  The Non-Competition Agreement executed by Dahl;

      (d) An opinion of the Sellers' counsel, addressed to Buyer, confirming the correctness of the Sellers' representations made in Sections 3.1 and 3.2;

      (e) A certificate of CBC's CEO verifying that the Sellers' representations, warranties and covenants as provided herein remain materially true and correct up to and through the Closing Date;

      (f) Certificates of Sellers' Secretary certifying as to Sellers' Articles of Incorporation, By-Laws, and Board of Directors approvals (all of which shall be attached thereto);

      (g) Such other documents and instruments as might reasonably be requested by Buyer to consummate the transaction contemplated hereunder consistent with the intent expressed herein; and

      (h)  Escrow instructions releasing Escrowed Funds to Buyer.

8.3. BUYER'S OBLIGATIONS AT CLOSING. At Closing, Buyer shall deliver to CBC the following:

      (a) A cashier's or certified check in the amount of Seventy-two Million Five Hundred Thousand and no/100 Dollars ($72,500,00.00) (subject to adjustment as provided herein);

      (b) An Agreement to assume the obligations of Sellers under the Leases and Agreements with respect to periods of time from and after Closing;

      (c)  The Non-Competition Agreement;

      (d) An opinion of Buyer's counsel, addressed to the Sellers, confirming the correctness of Buyer's representations made in Section 4.1; and

      (e) Such other documents and instruments as might reasonably be requested by Sellers to consummate the transaction contemplated hereunder consistent with the intent expressed herein.

8.4. CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transaction herein contemplated at Closing are subject to and conditioned upon:

      (a) The written consents of the Commission evidencing its Final Approvals to the assignments of the Licenses to Buyer subject to the provisions of Section 7.3 above and Section 8.6 below, provided that any such approval is without any condition that is materially adverse to Buyer;

      (b) The satisfaction at or before Closing in all material respects of all agreements, obligations and conditions of the Sellers hereunder required to be performed or complied with by them on or before Closing;

      (c) The material accuracy of the representations and warranties made by the Sellers;

      (d) Written third party consents to all material Leases and Agreements where required by the terms of the Lease or Agreement or substitution by Sellers of equivalent rights without materially adverse impact upon Buyer's enjoyment of the Acquired Assets; and

      (e) Between the date hereof and the Closing Date, there shall not have been any material adverse change in the Acquired Assets. Events relating to the Sellers' current effort to obtain permits and approvals in Riverside County, California for construction of towers on optioned property shall not be deemed to be material, and Buyer's obligations hereunder are not subject to the success or failure of such efforts.

8.5. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transaction herein contemplated at Closing are subject to and conditioned upon:

      (a) The approval by CBC's shareholders of this Agreement and the transaction contemplated hereunder at a meeting to called by CBC and held for that purpose with no more than 20% of CBC's shareholders exercising statutory dissenter's rights;

      (b) Subject to the provisions of Section 7.3 above and Section 8.6 below, the written consents of the Commission evidencing its Final Approvals to the assignments of the Licenses to Buyer, provided that any such approval is without any conditions that are materially adverse to the Sellers;

      (c) The satisfaction at or before Closing of all agreements, obligations and conditions of Buyer hereunder required to be performed or complied with by it at or before the Closing;

      (d) The receipt by Sellers from their investment banker of an opinion confirming the fairness of the consideration payable hereunder to Sellers by Buyer; and

      (e) The material accuracy of the representations and warranties made by Buyer.

8.6. PARTIALLY DEFERRED CLOSING. The parties recognize that due to the FCC license renewal schedule the application for renewal of Licenses held by KPLS-AM will not be filed until August 1, 1997, and that FCC approvals of the assignments of the other Licenses may occur and become Final Orders prior to approval of the assignment of Station KPLS(AM)'s License or its renewal. The parties agree that in such event, Closing shall occur with respect to all of the Acquired Assets except those held by CRLA and KPLS-AM within five (5) days of Final Approvals of assignments of the other Licenses. A portion of the purchase price payable hereunder equal to the Aggregate Station Value allocated to the Acquired Assets associated with the operation of Station KPLS(AM) shall be paid into escrow to be disbursed in accordance with an escrow agreement in the form attached hereto as EXHIBIT C (the "Closing Escrow Agreement").

                                      ARTICLE 9
                               MISCELLANEOUS PROVISIONS

9.1. SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants of Sellers contained in this Agreement shall survive for a period of twenty-four (24) months after the Closing Date.

9.2. EXECUTION OF DOCUMENTS. The parties agree to execute all applications, documents and instruments which may be necessary for the consummation of the transaction contemplated hereunder, or which might be from time to time reasonably requested by any party hereto in connection therewith, whether before or after the date of Closing.

9.3. NOTICES. All notices, requests, elections, demands and other communications given pursuant to this Agreement shall be in writing and shall be duly given when delivered personally or when deposited in the mail, certified or registered mail, postage prepaid, return receipt requested, and shall be addressed as follows:

      If to the Sellers
      (or any of them):      Children's Broadcasting Corporation
                             724 First Street North, Fourth Floor
                             Minneapolis, Minnesota 55401
                             Attention:  Mr. Christopher T. Dahl
           with copy to:     Children's Broadcasting Corporation
                             724 First Street North, Fourth Floor
                             Minneapolis, Minnesota 55401
                             Attention:  Lance W. Riley, Esq.

      If to Buyer:           Global Broadcasting Company, Inc.
                             515 Madison Avenue
                             Suite 1111
                             New York, New York 10022
                             Attention:  Mr. Gregory D. Deieso

           with copy to:     Harold K. McCombs, Jr., Esq.
                             Duncan, Weinberg, Miller & Pembroke, P.C.
                             1615 M Street, N.W.
                             Suite 800
                             Washington, D.C. 20036


9.4. EXHIBITS AND SCHEDULES. All Exhibits and Schedules referred to herein are incorporated into this Agreement by reference for all purposes and shall be deemed part of this Agreement.

9.5. ENTIRE AGREEMENT. This Agreement and the Confidentiality Agreement together with all Exhibits and Schedules referred to herein contain all of the terms and conditions agreed upon by the parties hereto with respect to the transaction contemplated hereunder.

9.6. ASSIGNABILITY. None of the parties may assign their rights or obligations under this Agreement without the prior written consent of the other parties, except that any party may make an assignment to an entity under essentially common control as the assigning entity.

9.7. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the representatives, heirs, estates, successors, and assigns of the parties hereto.

9.8. HEADING. The headings contained in this Agreement are for reference only and shall not effect in any way the meaning or interpretation of this Agreement.

9.9. COUNTERPARTS. This Agreement and any other instrument to be signed by the parties hereto may be executed by the parties, together or separately, in two or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

9.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota. The parties hereto hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Minnesota and of the United States of America located in the State of Minnesota for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and they agree not to commence any action, suit or proceeding relating thereto except in such courts) and further agree that service of any process, summons, notice or document by U.S. registered mail to the addresses set forth above shall be effective service of process for any action, suit or proceeding arising out of this Agreement, in the courts of the State of Minnesota or the United States of America located in the State of Minnesota, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.11. BROKER COMMISSION. The Sellers and Buyer each represent to the other that they have not engaged a broker in connection with the contemplated transaction, except that CBC has engaged Star Media Group, Inc. with respect to that portion of the transaction associated with the operations of Stations WJDM(AM) and WAUR(AM), and Buyer has engaged Star Media Group, Inc. with respect to the entire contemplated transaction, and each party agrees to pay the respective commissions owed under such agreements and agree to indemnify and hold the other party or parties harmless against any claims made by a broker through it or them in connection with the transactions contemplated hereunder.

9.12. SALES TAX. Any sales tax, including bulk sales taxes (if applicable), due upon consummation of this transaction will be computed at Closing and paid by the Sellers and any claims or proceedings arising therefrom shall be the sole responsibility of Sellers. Sellers agree to indemnify and hold Buyer harmless against any such claims in connection with the transactions contemplated hereunder.

      IN WITNESS WHEREOF, the parties hereto, by their properly authorized representatives, have caused this Agreement to be executed as of the day and date first above written.

CHILDREN'S BROADCASTING CORPORATION         GLOBAL BROADCASTING COMPANY, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Gregory Deieso
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: CEO and Chairman
    ------------------------------               ----------------------------


CHILDREN'S RADIO OF CHICAGO, INC.           WAUR-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------


CHILDREN'S RADIO OF DALLAS, INC.            KAHZ-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------


CHILDREN'S RADIO OF DENVER, INC.            KKYD-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------


CHILDREN'S RADIO OF DETROIT, INC.           WCAR-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------

CHILDREN'S RADIO OF GOLDEN VALLEY, INC.     KYCR-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------


CHILDREN'S RADIO OF HOUSTON, INC.           KTEK-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------

CHILDREN'S RADIO OF KANSAS CITY, INC.       KCNW-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------


CHILDREN'S RADIO OF LOS ANGELES, INC.       KPLS-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------

CHILDREN'S RADIO OF MILWAUKEE, INC.         WZER-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------


CHILDREN'S RADIO OF MINNEAPOLIS, INC.       WWTC-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------

CHILDREN'S RADIO OF NEW YORK, INC.          WJDM-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------


CHILDREN'S RADIO OF PHILADELPHIA, INC.      WPWA-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------


CHILDREN'S RADIO OF PHOENIX, INC.           KIDR-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------

CHILDREN'S RADIO OF TULSA, INC.             KMUS-AM, INC.


BY: /s/Christopher T. Dahl                  BY:  /s/Christopher T. Dahl
    ------------------------------               ----------------------------

ITS:President and CEO                       ITS: President and CEO
    ------------------------------               ----------------------------

                                      EXHIBIT A

                                   ESCROW AGREEMENT


                                  SEE SECTION 2.2.1

                                      EXHIBIT B

                              NON-COMPETITION AGREEMENT


                                   SEE SECTION 2.8

                                      EXHIBIT C

                               CLOSING ESCROW AGREEMENT


                                   SEE SECTION 8.6

                                      SCHEDULE A

                         LICENSES, PERMITS AND AUTHORIZATIONS


                                   SEE SECTION 1.1

                                      SCHEDULE B

                                    REAL PROPERTY


                                   SEE SECTION 1.2

                                      SCHEDULE C

                                  PERSONAL PROPERTY


                                   SEE SECTION 1.3

                                      SCHEDULE D

                                LEASES AND AGREEMENTS


                                   SEE SECTION 1.4

                                      SCHEDULE E

                                 GENERAL INTANGIBLES


                                   SEE SECTION 1.6

                                      SCHEDULE F

                             ALLOCATION OF PURCHASE PRICE


                                   SEE SECTION 2.5

                                      SCHEDULE G

                                      LITIGATION


                                   SEE SECTION 3.5

                                      SCHEDULE H

                                   HAZARDOUS WASTE


                                   SEE SECTION 3.6

                                      SCHEDULE I

                              SELLERS EMPLOYEE PLANS AND
                              COMPENSATION ARRANGEMENTS


                                  SEE SECTION 3.12.1

                                      SCHEDULE J

                         PERSONS EMPLOYED IN CONNECTION WITH
                             THE OPERATION OF THE STATION


                                   SEE SECTION 3.13